EXHIBIT 10.14

                        AMENDMENT TO EMPLOYMENT AGREEMENT

        This amendment dated as of October 8, 1998 (the "EFFECTIVE DATE"), between COLUMBIA LABORATORIES, INC., a Delaware corporation and any successor thereof (the "COMPANY"), and NICHOLAS A. BUONICONTI ("EMPLOYEE"). Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the employment agreement between Employee and the Company dated as of April 15, 1997, as amended by the addendum dated as of September 1, 1997 (the "EMPLOYMENT AGREEMENT").

                              W I T N E S S E T H :

        WHEREAS, the Company is and will be engaged in the development, testing, registration, manufacturing, licensing, marketing, and selling of pharmaceutical products;

        WHEREAS, Employee and the Company are parties to the Employment Agreement relating to the terms and conditions of Employee's services as an employee and officer of the Company;

        WHEREAS, the Company and Employee desire to enter into this amendment (the "AMENDMENT") to the Employment Agreement; and

        WHEREAS, the terms of the Employment Agreement shall be modified only by the specific terms and conditions set forth herein, which shall either add additional terms to the Employment Agreement or modify and supercede the provisions in the Employment Agreement that address the subject matter hereof and, in the event of any inconsistency between this Amendment and the Employment Agreement, the provisions of this Amendment shall govern;

        NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows:

         1. EMPLOYMENT; DUTIES. The Company shall employ Employee and Employee hereby agrees to be employed by the Company for the remainder of the Term; provided, however, that as of the Executive Date, Employee hereby resigns from his positions as Chief Operating Officer and Vice Chairman. His duties shall be as directed by the Board of Directors or its designee. Employee shall not be required to provide his services to the Company on a substantially full-time basis, as set forth in
                  Section 5(b) of the Employment Agreement; instead, Employee shall devote approximately five hours per month to his duties to the Company, as requested by the Company.

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         2.       COMPENSATION. The Company shall continue to pay Employee his base salary at the annual rate of $300,000 per year during the period commencing on the day following the Effective Date and ending on December 31, 1998. Such salary payments shall be paid in accordance with the Company's payroll practices commencing on the next payroll date following the Effective Date, in an amount equal to the amount paid to Employee by the Company for the payroll period immediately prior to the Effective Date. For the remainder of the Term after December 31, 1998, the Company shall pay Employee a salary of $500 per month.

         3. FRINGE BENEFITS. Through December 31, 1998 Employee shall continue to be given an automobile allowance or automobile lease plan to the extent provided him immediately before the Effective Date.

         4. STOCK OPTIONS. The Company and Employee are parties to option agreements (the "OPTION AGREEMENTS") in connection with the Company's 1988 Stock Option Plan, as amended (the "1988 PLAN"), and the Company's 1996 Long-Term Performance Plan (the "1996 PLAN" and, together with the 1988 Plan, the "PLANS"). Pursuant to the Option Agreements, the Company has granted Employee stock options (the "STOCK OPTIONS") to purchase up to a maximum of 1,360,000 shares of common stock of the Company in accordance with the terms and provisions of the Option Agreements and the Plans.

                  (A) 1988 PLAN. The Company and Employee acknowledge that,
                      as of the Effective Date, all of the 960,000 Stock Options granted pursuant to the 1988 Plan are vested. All Stock Options granted thereunder shall remain exercisable for a period of two and one-half years after the end of the Term.

                  (B) 1996 PLAN. The Company and Employee acknowledge that of the 400,000 Stock Options granted pursuant to the 1996 Plan, 287,500 are vested as of the Effective
                      Date. To the extent that on or prior to the tenth day following the Effective Date (the "OPTION
                      CANCELLATION DATE") Employee exercises any Stock
                      Options under the Plans, an equal number of Stock
                      Options that are unvested on the date of such exercise shall immediately vest on a one-for-one basis in the order such options would otherwise vest.
                      Any options under the 1996 Plan which have not vested on or prior to the Option Cancellation Date shall be canceled on such date and be of no further force or effect. The Company and Employee acknowledge that as set forth in the respective Option Agreements issued to Employee pursuant to the 1996 Plan, already vested Stock Options granted under the 1996 Plan shall remain exercisable by Employee until they expire on the tenth anniversary of their respective dates of grant.

         5. TERMINATION OF EMPLOYMENT WITHOUT CAUSE. During the Term, the Company may not terminate the employment of Employee other than for Cause.

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         6.       INDEMNIFICATION. The Company acknowledges that Employee is entitled to and shall be afforded indemnification in connection with, relating to, or arising about of his service as an officer or director of the Company or any other aspect of his employment with or services for the Company to the fullest extent that such indemnification is provided to officers or directors of the Company.

         7.       COMMENT.

                  (A) BY THE COMPANY. The Company shall refrain from making now or at any time in the future any false or defamatory comment, statement or other communication concerning Employee or Employee's employment relationship with the Company to any third party, including, without limitation, the press, any employee of the Company and any individual or entity with whom Employee or the Company has a current or prospective business relationship.

                  (B) BY THE EMPLOYEE. Employee shall refrain from making now or at any time in the future any false or defamatory comment, statement or other communication concerning the Company, its products, its services or any current or former directors, officers or employees of the Company to any third party, including, without limitation, the press, any employee of the Company and any individual or entity with whom Employee or the Company has a current or prospective business relationship.

         8. PRESS RELEASE. On or immediately following the Effective Date the Company shall issue a press release regarding the modification of Employee's positions with and duties to the Company in the form attached hereto as Exhibit A.

         9. ATTORNEY'S FEES AND COSTS. The Company shall promptly pay Employee's attorneys' fees and related costs in the amount of $20,000 incurred in connection with the negotiation, drafting and execution of this Amendment.

         10. BINDING AGREEMENT; SUCCESSORS. This Amendment and the Employment Agreement shall be binding upon, and inure to the benefit of, the parties hereto, any successors to or assigns of the Company and Employee's heirs and the personal representatives of Employee's estate.

         11. COUNTERPARTS. This Amendment may be executed by the parties hereto in counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

         12. HEADINGS. The headings of sections herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Amendment.

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           IN WITNESS WHEREOF, the Company has caused this Amendment to be signed by its officer pursuant to the authority of its Board of Directors, and Employee has executed this Amendment as of the day and year first written above.

                                            COLUMBIA LABORATORIES, INC.

                                            By:
                                                   ---------------------------
                                                   William J. Bologna
                                                   Chairman of the Board

AGREED AND ACCEPTED:


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Nicholas A. Buoniconti